Exhibit 10.1
AMENDED AND RESTATED
INVESTMENT CONSULTING AGREEMENT
     This Amended and Restated Investment Consulting Agreement (this “Agreement”) dated as of August 14, 2008, is made between Rosenkranz Asset Managers LLC (“Managers”), a Delaware limited liability company, and Delphi Financial Group, Inc. (“DFG”), a Delaware corporation.
     WHEREAS, the undersigned are parties to an Investment Consulting Agreement dated November 10, 1988 (the “Existing Agreement”);
     WHEREAS, Managers and its affiliates have demonstrated expertise in the management and supervision of investment portfolios; and
     WHEREAS, DFG desires to continue to avail itself of the experience, sources of information, advice and assistance of Managers for the ongoing direct and indirect management and periodic review of the investment portfolios of DFG and its direct and indirect non-insurance subsidiaries and subsidiaries engaged in the business of property and casualty insurance (DFG and such direct and indirect subsidiaries, the “Companies”), and, in connection therewith, to amend and restate the Existing Agreement as provided herein:
     NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the parties hereto agree as follows:
     1. Consultation. Rosenkranz agrees to render consulting services to the Companies concerning financial, accounting, taxation and general investment matters, including, by way of example and not in limitation of the generality of the foregoing, (a) assistance and advice with respect to planning, analyzing and forecasting long-term financial outlook and needs, (b) assistance and advice with respect to locating and analyzing investment opportunities, (c) assistance and advice with respect to formulating and implementing investment strategies, (d) assistance and advice with respect to locating, retaining and supervising independent investment managers, and (e) the rendering of general investment management consultation and business advice (the “Consulting Services”), and DFG agrees to utilize the Consulting Services of Managers on its own behalf and on the Companies’ behalf on the terms and conditions contained herein. In providing the Consulting Services, Managers shall comply in all respects with the provisions of applicable law, as well as such directions as may be furnished from time to time by DFG’s Board of Directors.
     2. Term of Consultation. Managers shall render the Consulting Services to DFG from the effective date of this Agreement until written notice of termination shall have been given by either party hereto in accordance with Paragraph 4 hereof.
     3. Compensation. As compensation for the Consulting Services of Managers rendered hereunder, DFG shall pay to Managers a quarterly fee (the “Consultation Fee”) equal to .05% (i.e., five basis points) multiplied by the average market value of the Companies’ investment portfolios, taken in the aggregate, during each calendar quarter, computed by averaging the marked-to-market value thereof on the last business day of each month of said calendar quarter. Notwithstanding the foregoing, the Consultation Fee shall not exceed a maximum aggregate amount of one million eight hundred thirty-four thousand eighty-eight dollars ($1,834,788) for the four calendar quarters comprising calendar year 2008, with such maximum amount to be escalated by a factor of ten percent (10%) for each four calendar quarters comprising each subsequent calendar year during the term of this Agreement. Following each calendar quarter, Managers shall furnish DFG with a detailed invoice stating the Consultation Fee for such calendar quarter, with appropriate supporting documentation. Payment shall be made to Managers no later than ten (10) days after receipt of such invoice.
     4. Termination. Either party shall have the right to terminate this Agreement upon thirty (30) days’ written notice to the other party. Termination of this Agreement shall not affect DFG’s obligation to pay to Managers (to the extent DFG has not previously paid such amounts) the Consultation Fee for the period prior to such termination and to reimburse expenses pursuant to Paragraph 3 hereof to the extent they were incurred prior to such termination.
     5. Notices. Notices, demands, payments, reports and correspondence shall be addressed to either party hereto at the address for such party set forth below the signature of such party or such other places as may from time to time be designated in writing to the other party.
     6. Liability of the Consultant. Managers assumes no responsibility under this Agreement other than to perform the Consulting Services in good faith, and Managers will not be responsible for any action of DFG or any of the other Companies in following or declining to follow any advice or recommendation of Managers. The parties hereto recognize and agree that the effectiveness of the Consulting Services and the success of any actions undertaken by any Companies in response thereto are not guaranteed or warranted by Managers.
     7. Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No modifications or amendment of any of the terms, conditions or provisions hereof may be made otherwise than by written agreement signed by the parties hereto.
     8. Governing Law. The substantive laws of the State of New York shall govern the validity, construction, enforcement and interpretation of the provisions hereof.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

ROSENKRANZ ASSET MANAGERS LLC
By:	/S/ ROBERT ROSENKRANZ
Robert Rosenkranz, Manager

DELPHI FINANCIAL GROUP, INC.
By:	/S/ THOMAS BURGHART
Thomas Burghart
Senior Vice President and Treasurer